FOR IMMEDIATE RELEASE	Company Contact
Investors: Jim Zeumer
(404) 978-6434
Email: jim.zeumer@pultegroup.com

PULTEGROUP NAMES INDUSTRY VETERAN MATTHEW KOART
AS CHIEF OPERATING OFFICER

ATLANTA – May 16, 2023 – PulteGroup, Inc. (NYSE: PHM) announced today that experienced industry veteran Matthew Koart has been named as Executive Vice President and Chief Operating Officer. Koart replaces John Chadwick who retired effective April 21, 2023. Koart will join the company on May 18, 2023.

“With almost 30 years of residential real estate experience, Matt will be an outstanding addition to PulteGroup’s leadership team,” said PulteGroup President and CEO Ryan Marshall. “He has extensive expertise in both new home construction and land acquisition, entitlement and development, having run his own land company for the past decade after having served as CEO of Shapell Industries, a multi-billion dollar home builder and diversified real estate company.”

“Matt is an exceptional leader who will further develop our high-performing homebuilding operations and play an integral role in maintaining our culture of doing the right thing, caring for our customers, focusing on quality, and being a company people are proud to work for,” added Marshall.

Since 2011, Koart has been President of Koart Residential, Inc., a company he founded that was engaged in all facets of residential real estate acquisition, entitlement, development and construction, including supplying entitled and developed lots to the production homebuilding industry. Prior to founding his own company, Koart was CEO of Shapell Industries, a California-based diversified real estate company involved in both residential and commercial construction. From 1996 to 2008, Koart spent 12 years with PulteGroup, advancing through a series of leadership roles serving as a division, region and area president. He earned both a BS and Juris Doctor from the University of Southern California.

“I am thrilled to rejoin the exceptional team at PulteGroup and look forward to working with Ryan and the homebuilding team to advance the company’s strategic priorities of expanding operations, assembling a more efficient land pipeline and delivering high returns over the housing cycle,” said Koart. “This is a company and team I admire and I look forward to getting to work.”

About PulteGroup
PulteGroup, Inc. (NYSE: PHM), based in Atlanta, Georgia, is one of America’s largest homebuilding companies with operations in more than 40 markets throughout the country. Through its brand portfolio that includes Centex,

Pulte Homes, Del Webb, DiVosta Homes, American West and John Wieland Homes and Neighborhoods, the company is one of the industry’s most versatile homebuilders able to meet the needs of multiple buyer groups and respond to changing consumer demand. PulteGroup’s purpose is building incredible places where people can live their dreams.

For more information about PulteGroup, Inc. and PulteGroup brands, go to pultegroup.com; pulte.com; centex.com; delwebb.com; divosta.com; jwhomes.com; and americanwesthomes.com. Follow PulteGroup, Inc. on Twitter: @PulteGroupNews.

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